                                                                    Exhibit 99.1

For Immediate Release                   For additional information contact:
                                        Peter J. O'Hanlon or Jon M. Donnell
                                         (614) 761-6000


                          Dominion Homes Reports Record
                    Net Income for the Second Quarter of 2002

DUBLIN, Ohio - July 24, 2002 - Dominion Homes (NASDAQ:DHOM) reported net income for the three months ending June 30, 2002 increased 119% to $6.3 million from $2.9 million for the three months ended June 30, 2001. Fully diluted earnings per share increased to $0.94 per share for second quarter 2002 compared to $0.44 per share for the same period the previous year. The Company sold 1,450,000 of its shares in a public offering that closed on June 28, 2002. The stock offering had a minimal dilutive impact on second quarter earnings per share.

Revenues for second quarter 2002 increased by 47% to $133.2 million from the delivery of 702 homes compared to revenues of $90.6 million for second quarter 2001 from the delivery of 466 homes. The Company closed 236 more homes during second quarter 2002 due to the record first quarter backlog, an increased number of closings of our new Independence Series homes which have a shorter build time than our conventional homes and the mild weather conditions experienced during the winter months. The average price of homes delivered during second quarter 2002 decreased to approximately $185,000 compared to $192,000 during second quarter 2001. This decrease was anticipated due to the increased number of our lower priced Independence Series homes that closed.

Gross profit increased by 42% to $29.3 million for second quarter 2002 from $20.6 million for second quarter 2001. The $8.7 million improvement in gross profit was due primarily to the increase in homes delivered during the quarter. The increase in gross profit was partially offset by higher selling, general and administrative expenses, which resulted primarily from the increased variable costs associated with selling more homes and from operating the mortgage services subsidiary. Interest expense was comparable between the two quarters.

Net income for the first six months of 2002 increased 157% to $10.4 million from $4.0 million for the same period last year. Fully diluted earnings per share increased to $1.56 per share for the first six months of 2002 compared to $0.62 per share for the same period the previous year. Revenues for the first six months of 2002 increased 47% to $231.5 million from the delivery of 1,220 homes compared to revenues for the same period of the previous year of $158.0 million from the delivery of 813 homes. Gross profit for the first six months of 2002 increased by 46% to $52.2 million from $35.8 million the previous year.

As previously reported, the Company sold a second quarter record 625 homes during the three months ending June 30, 2002, representing a sales value of $112.2 million, compared to 589 homes, representing a sales value of $109.6 million, during second quarter 2001. The Company sold 1,342 homes during the first six months of 2002, representing a sales value of $245.7 million, compared to 1,295 homes, representing a sales value of $242.9 million for the first six months of 2001. The Company had a backlog of 1,154 contracts, with a sales value of $223.7 million, on June 30, 2002 compared to a backlog of 1,259 contracts, with a sales value of $242.7 million, on June 30, 2001.

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On June 28, 2002, the Company sold 1,450,000 of its shares at a public offering price of $20 per share. After expenses the net proceeds added approximately $26.2 million of additional capital, which initially has been used to reduce debt. Shareholders' equity at June 30, 2002 was $118.1 million. At June 30, 2002 there were 8,120,751 common shares issued and 8,050,231 common shares outstanding.

Dominion Homes, which is included in the Year 2001 List of the "200 Best Small Companies" published by Forbes Magazine, offers three distinct series of homes which are differentiated by size, price, standard features and available options. The Company's "The Best of Everything" philosophy focuses on providing its customers with unsurpassed products, quality, and customer service. There are currently over 50 Dominion Homes locations in Central Ohio and Louisville, Kentucky. Additional information about Dominion Homes and its homes is located on the world wide web at www.dominionhomes.com.

Certain statements in this news release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, weather conditions, changes in general economic conditions, fluctuations in interest rates, increases in raw materials and labor costs, levels of competition and other factors described in the Company's Annual Report and Form 10-K for the year ended December 31, 2001 and our Registration Statement filed on May 31, 2002. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

                              FINANCIAL HIGHLIGHTS
                                   (Unaudited)
               (In thousands, except share and per share amounts)

                      Consolidated Statements of Operations


                                                   Three Months Ended                    Six Months Ended
                                                      June 30, 2002                        June 30, 2002
                                                  2002              2001             2002               2001
                                            ---------------------------------------------------------------------
Revenues                                    $   133,162          $   90,649       $   231,540         $   158,011
Cost of real estate sold                        103,865              70,066           179,307             122,213
                                            -----------          ----------       -----------         -----------
Gross profit                                     29,297              20,583            52,233              35,798
Selling, general and administrative              15,790              12,826            29,632              23,539
                                            -----------          ----------       -----------         -----------
Income from operations                           13,507               7,757            22,601              12,259
Interest expense                                  2,766               2,800             4,865               5,296
                                            -----------          ----------       -----------         -----------
     Income before income taxes                  10,741               4,957            17,736               6,963
Provision for income taxes                        4,446               2,083             7,370               2,926
                                            -----------          ----------       -----------         -----------
         Net income                         $     6,295          $    2,874       $    10,366         $     4,037
                                            ===========          ==========       ===========         ===========

Earnings per share
         Basic                              $      0.96          $     0.45       $      1.59         $      0.64
                                            ===========          ==========       ===========         ===========
         Diluted                            $      0.94          $     0.44       $      1.56         $      0.62
                                            ===========          ==========       ===========         ===========
Weighted average shares outstanding
         Basic                                6,572,576           6,354,001         6,519,471           6,353,593
                                            ===========          ==========       ===========         ===========
         Diluted                              6,695,781           6,563,561         6,638,189           6,559,306
                                            ===========          ==========       ===========         ===========

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                           Consolidated Balance Sheet

                                                                                    June 30           December 31
                                                                                      2002                2001
                                                                                      ----                ----
                                    ASSETS

Cash and cash equivalents                                                         $     2,836         $     5,619
Accounts receivable, net                                                                2,751               2,882
Real estate inventories                                                               238,933             230,024
Prepaid expenses and other                                                              4,735               3,963
Deferred income taxes                                                                   7,016               5,865
Net property and equipment                                                              5,829               6,193
                                                                                  -----------         -----------
              Total assets                                                        $   262,100         $   254,546
                                                                                  ===========         ===========

                      LIABILITIES AND SHAREHOLDERS' EQUITY

Note payable, banks                                                               $    99,362         $   131,511
Term debt                                                                               1,131               2,358
Other Liabilities                                                                      43,508              39,110
                                                                                  -----------         -----------
         Total liabilities                                                            144,001             172,979
Total shareholders' equity                                                            118,099              81,567
                                                                                  -----------         -----------
                  Total liabilities and shareholders' equity                      $   262,100         $   254,546
                                                                                  ===========         ===========


                         Lot summary as of June 30, 2002

         The following table sets forth the Company's land inventory as of June 30, 2002:

                                       Finished         Lots Under       Unimproved Land           Total
Land Inventory                           Lots          Development        Estimated Lots       Estimated Lots
---------------------------------- ----------------- ----------------- --------------------- ------------------
Owned by the Company:
    Central Ohio                                841             1,553                 5,234              7,628
    Louisville, Kentucky                        137               127                   230                494
Controlled by the Company:
    Central Ohio                                  -                 -                 7,282              7,282
    Louisville, Kentucky                          -                 -                   619                619
                                   ----------------  ----------------  --------------------  -----------------
                                                978             1,680                13,365             16,023
                                   ================  ================  ====================  =================